Photography By

ish

One Moment in Time

March 26, 2010

2 million shares are in lieu of $12,000

Under Invoices

INVOICE: Photography Services

4 full days of photography - $12,000.00 = 32 hours

Equipment I will use will be Nikon D3 Lenses Nikkor 24-70mm Nikkor 70-200mm

Photography will be taken on mutually agreed time and locations. The location is from Miami to Jupiter (East coast) Florida. Pictures will be fully edited and put on a CD ROM with all **Photography rights** given to Seafarer Exploration. This includes anywhere from 300 to 3,000 pictures. More than 3,000 pictures, the cost will be $0.50 more per image.

Expires 12-31-10

This is above water photography, which will include photography of people working the said wreck and possibly treasure from the wreck known as the Juno Beach Wreck or any other above water photography as deemed necessary by Seafarer Exploration Corp.

Alicia Beloyan

www.photographybyish.com

Member Professional Photographers of America

Kyle Kennedy

Seafarer Exploration Corp